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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                            TRIARCO INDUSTRIES, INC.

          The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies that:

          First.    The name of the Corporation is Triarco Industries, Inc. (the
"Corporation").

          Second. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          Third.    The purpose of the Corporation is to engage in any lawful
act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          Fourth. The total number of shares of stock which the Corporation shall have authority to issue is 51,000,000 shares consisting of 50,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share.

          To the full extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, the Board of Directors is hereby authorized by resolution to divide and issue the shares of Preferred Stock in classes or series and to fix the voting powers and any designations, preferences, and relative, participating, optional or other special rights of any such class or series of Preferred Stock and any qualifications or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

          Fifth.    The name and address of the incorporator is Louis J.
Bevilacqua, Esq., 100 Maiden Lane, New York, New York 10038.

          Sixth.    Unless and to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
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          Seventh.  In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation shall be authorized to make, alter or repeal the Bylaws of the Corporation as and to the extent permitted therein.

          Eighth. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as then in effect. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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          In Witness Whereof, the undersigned has signed this Certificate of
Incorporation on June 23, 1998.

                                 /s/ Louis J. Bevilacqua, Esq.
                              -----------------------------------
                                    Louis J. Bevilacqua, Esq.
                                        Sole Incorporator

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